EXHIBIT 11.0


                               SAVILLE SYSTEMS PLC
                                FORM 10-Q REPORT
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1997


                    Calculation of Shares Used in Determining
                            Net Income Per Share (1)

(unaudited)
(in thousands, except per share data)


                                                         Three months ended        Nine months ended
                                                        Sept.30      Sept.30      Sept.30      Sept.30
                                                         1997         1996         1997         1996


Net income ........................................     $ 6,284      $ 3,311      $16,127      $ 7,915

Weighted average share and share equivalents:
     Ordinary shares ..............................      36,965       35,542       36,541       35,293
     Non-qualified share options ..................       2,632        2,554        2,552        2,457


                                                         39,597       38,096       39,093       37,750


Net Income per share (2) ..........................     $  0.16      $  0.09      $  0.41      $  0.21






     (1) This Exhibit should be read in connection with "Net Income per share" in Note 3 of the notes to the consolidated interim financial statements.

     (2) The calculation of fully diluted earnings per share is equivalent to the primary earnings per share for the periods presented.